Exhibit (9)(i)
                                         SCHRODER CAPITAL FUNDS (DELAWARE)
                                             SHAREHOLDER SERVICE PLAN

                                                  March 15, 1996
                                           As Amended September 17, 1996

         This Shareholder Service Plan (the "Plan") is adopted by Schroder Capital Funds (Delaware) (the "Trust") with respect to the classes of beneficial interests of each of the Funds identified in Appendix A (individually a "Fund" and collectively the "Funds").

         SECTION 1.  ADMINISTRATOR

         The Trust has entered into an Administration Agreement with Schroder Advisors Inc. ("Schroder Advisors") whereby Schroder Advisors provides certain administrative services for the Trust and for each Fund.

         SECTION 2.  SERVICE AGREEMENTS; PAYMENTS

         (a) Schroder Advisors is authorized to enter into Shareholder Service Agreements (the "Agreements") with financial institutions and other persons who provide services for and maintain shareholder accounts ("Service Providers") as set forth in this Plan.

         (b) Pursuant to the Agreements, as compensation for the services described in Section 4 below, Schroder Advisors may pay each Service Provider, on behalf of the Trust, a fee at an annual rate of up to 0.25% of the average daily net assets of each Fund represented by the shareholder accounts for which the Service Provider maintains a service relationship (the "Payments"); provided, however, that no Fund shall directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

         (c) To the extent practicable, each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in any Fund of the assets of its customers will (i) be disclosed by the Service Provider to its customers,
(ii) be authorized by its customers, and (iii) not result in an excessive fee to the Service Provider.

         SECTION 3.  SHAREHOLDER SERVICE FEE.

         Pursuant to this Plan, the Trust shall daily accrue and monthly pay Schroder Advisors a Shareholder Service Fee for each Fund equal to the combined Payments made by Schroder Advisors with respect to the Fund for the month.

         SECTION 4.  SERVICE ACTIVITIES

         Service activities include (a) establishing and maintaining accounts and records relating to clients of Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

         SECTION 5.  AMENDMENT AND TERMINATION

         (a) Any material amendment to the Plan shall be effective only upon approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan.

         (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

                                         SCHRODER CAPITAL FUNDS (DELAWARE)
                                             SHAREHOLDER SERVICE PLAN

                                   Appendix A

           Funds and Classes to which Shareholder Service Plan Applies

         Fund                               Class                               Date Subject to Plan

International Equity Fund                   Advisor Shares                      March 15, 1996

Schroder Emerging Markets Fund
         Institutional Portfolio            Advisor Shares                      March 15, 1996

Schroder U.S. Smaller
         Companies Fund                     Advisor Shares                      March 15, 1996

Schroder Latin American Fund                Advisor Shares                      March 15, 1996

Global Asset Allocation Fund                Advisor Shares                      March 15, 1996

Schroder International Smaller
         Companies Fund                     Advisor Shares                      March 15, 1996

Schroder U.S. Equity Fund                   Advisor Shares                      November 26, 1996

[Schroder Greater China Fund                Advisor Shares                      Spetember [   ], 1998]
